American Express Global Business Travel Reports 13% Revenue Growth and 9% Adjusted EBITDA Growth in Q3 2025

Company Raises FY 2025 Guidance to Revenue Growth of Approximately 12% and Adjusted EBITDA of $523 Million to $533 Million

Amex GBT's Core Business Revenue and Adjusted EBITDA Performance In Line with Expectations; Closed CWT Acquisition on September 2, 2025

NEW YORK – November 10, 2025 – American Express Global Business Travel (Amex GBT) (NYSE: GBTG), a leading software and services company for travel, expense and meetings & events, today reported third quarter 2025 financial results.

(in millions, except percentages; unaudited)	Three Months Ended		YOY Inc / (Dec)
	September 30,
	2025	2024
Revenue	$674	$597	13%
Total operating expenses	$662	$570	16%
Net loss	$(62)	$(128)	52%
Net loss margin	(9)%	(21)%	1220bps
Gross Profit	$388	$347	12%
Gross Profit Margin	58%	58%	(60)bps
Adjusted Gross Profit	$404	$360	12%
Adjusted Gross Profit Margin	60%	60%	(40)bps
Adjusted EBITDA	$128	$118	9%
Adjusted EBITDA Margin	19%	20%	(70)bps
Net cash from operating activities	$71	$85	(14)%
Free Cash Flow	$38	$59	(33)%
Net Debt / LTM Adjusted EBITDA	1.9x	1.9x
A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this release.

Paul Abbott | Chief Executive Officer

“Today we reported third-quarter 2025 results that reflect strong execution within our core business and the acquisition of CWT. We have multiple levers for growth and value creation ahead and material earnings milestones achieved, including the acquisition of CWT, a new Strategic Alliance with SAP Concur for Travel and Expense, the launch of a next-gen Egencia integrated Travel and Expense solution in Q1 2026 and the accelerating impact of AI on productivity and redefining the customer experience. We have a significant long-term growth opportunity and look forward to sharing more at our March 2026 Investor Day.”

Karen Williams | Chief Financial Officer

“We continue to deliver on our commitments and reported strong third-quarter 2025 financial results today. We closed the CWT acquisition, and synergy actions are tracking in line with expectations, backed by our proven track record. We raised our full-year guidance for 2025 and expect accelerated growth and cost transformation in 2026. We are delivering on our capital allocation priorities, including $54 million in share repurchases this year. We are confident in our path to consistent double-digit Adjusted EBITDA growth, margin expansion and Free Cash Flow conversion, which we will use to drive continued shareholder value.”

Third Quarter 2025 Business Highlights

•Closed CWT acquisition on September 2, 2025. Accelerates revenue growth and cost transformation with $155 million in identified synergies and diversifies shareholder base.

•Strategic alliance with SAP Concur. Co-developing "Complete," a new flagship solution for travel and expense and integrating Concur Expense with Egencia as part of the next-gen launch with new AI features and user experience to capture large and profitable SME opportunity.

•AI and digitalization. Driving AI initiatives to redefine the customer experience while also delivering productivity gains and margin expansion. 82% of transactions are digital and over 40% of call interactions are assisted by AI (ex-CWT).

Third Quarter 2025 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

•Revenue of $674 million increased 13%. Within this, Travel Revenue increased 10% due to Transaction Growth of 19% and TTV growth of 23%, both including the acquisition of CWT, and a favorable foreign exchange impact. Product and Professional Services Revenue increased 23%. Excluding the impact of CWT, revenue growth was in line with expectations at 3%.

•Total operating expenses of $662 million increased 16%, primarily due to the acquisition of CWT, including restructuring initiatives, higher cost of revenue, investments in sales and marketing and technology and content costs and increased depreciation and amortization.

•Net loss of $62 million improved by $66 million, primarily due to lower non-operating expenses related to debt extinguishment loss, provision for income tax and foreign exchange loss.

•Net cash from operating activities totaled $71 million, a decrease of 14%, primarily due to the acquisition of CWT.

•Free Cash Flow totaled $38 million, a decrease of 33%, primarily due to lower net cash from operating activities driven by the acquisition of CWT and increased investments in purchase of property and equipment.

Raised Full-Year 2025 Guidance and Provided Preliminary Expectations for Full-Year 2026

The guidance below is updated to reflect the acquisition of CWT, which closed on September 2, 2025, with no change to expectations for the core business (tracking in line with previous midpoint).

	Updated FY 2025 Guidance	Vs. Previous Midpoint
Revenue	$2.705B - $2.725B + 12% YOY	+ $227M
Adjusted EBITDA	$523M - $533M +9% - 11% YOY	+ $5M
Free Cash Flow	$90M - $110M	($50M) due to CWT cash impact

The company also shared full-year 2026 preliminary expectations for 19% to 21% revenue growth and $615 million to $645 million in Adjusted EBITDA, representing growth of 16% to 22% year-over-year.

Please refer to the section below titled "Reconciliation of Full-Year 2025 Adjusted EBITDA Guidance and Full-Year 2025 Free Cash Flow Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to comparable measures under U.S. generally accepted accounting standards ("GAAP").

Amex GBT will host its third quarter 2025 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

About American Express Global Business Travel

American Express Global Business Travel (Amex GBT) is a leading software and services company for travel, expense, and meetings & events. We have built the most valuable marketplace in travel with the most comprehensive and competitive content. A choice of solutions brought to you through a strong combination of technology and people, delivering the best experiences, proven at scale. With travel professionals and business partners in more than 140 countries, our solutions deliver savings, flexibility, and service from a brand you can trust – Amex GBT.
Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on LinkedIn and Instagram.

Media Contact: Megan Kat, megan.kat@amexgbt.com

Investor Contact: Jennifer Thorington, investor@amexgbt.com

Additional Information and Disclosures

Glossary of Terms

•AI refers to Artificial Intelligence.

•CWT refers to CWT Holdings, LLC.

•LTM refers to the last twelve months ended September 30, 2025.

•GMN refers to Global & Multinational Enterprises and SME refers to Small and Medium-sized Enterprises. For organizational management purposes, Amex GBT divides the customer base into these two general categories, generally on the basis of annual TTV, although this measure can vary by country and by customer preference. Amex GBT offers all products and services to all sizes of customer, as customers of all sizes may prefer different solutions.

•Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

•Transaction Growth represents year-over-year increase or decrease as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a net basis to exclude cancellations, refunds and exchanges. To calculate year-over-year growth or decline, we compare the total number of transactions in the comparative previous period/ year to the total number of transactions in the current period/year in percentage terms.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition, and should not be considered as an alternative, to other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We also use certain of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other companies using similar measures.

We define Adjusted Gross Profit as revenue less cost of revenue (excluding depreciation and amortization).

We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by revenue.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs, certain corporate costs, fair value movements on earnout derivative liabilities, foreign currency gains (losses) and non-service components of net periodic pension benefit (costs).

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs and certain corporate costs.

Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to revenue, net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies.

These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.

Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as a measure of liquidity or as a measure determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

We believe that the adjustments applied in presenting Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flow since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flow from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of the current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Reconciliation of Adjusted Gross Profit to Gross Profit:

	Three months ended September 30,
(in $ millions)	2025	2024
Revenue	$674	$597
Cost of revenue (excluding depreciation and amortization)	270	237
Adjusted Gross Profit	404	360
Depreciation and amortization related to cost of revenue	16	13
Gross Profit	388	347
Gross Profit Margin	58%	58%
Adjusted Gross Profit Margin	60%	60%

Reconciliation of net loss to EBITDA and Adjusted EBITDA:

	Three months ended September 30,
(in $ millions)	2025	2024
Net loss	$(62)	$(128)
Interest income	(2)	(2)
Interest expense	24	28
Loss on early extinguishment of debt	—	38
Provision for income taxes	24	54
Depreciation and amortization	49	43
EBITDA	33	33
Restructuring, exit and related charges (a)	31	8
Integration costs (b)	4	7
Mergers and acquisitions costs (c)	10	12
Equity-based compensation and related employer taxes (d)	19	22
Fair value movement on earnout derivative liabilities (e)	26	22
Other adjustments, net (f)	5	14
Adjusted EBITDA	$128	$118
Net loss Margin	(9)%	(21)%
Adjusted EBITDA Margin	19%	20%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three months ended September 30,
(in $ millions)	2025	2024
Total operating expenses	$662	$570
Adjustments:
Depreciation and amortization	(49)	(43)
Restructuring, exit and related charges (a)	(31)	(8)
Integration costs (b)	(4)	(7)
Mergers and acquisitions costs (c)	(10)	(12)
Equity-based compensation and related employer taxes (d)	(19)	(22)
Other adjustments, net (f)	(1)	1
Adjusted Operating Expenses	$548	$479

a)Includes (i) employee severance costs of $29 million and $2 million for the three months ended September 30, 2025 and 2024, respectively, (ii) accelerated amortization of operating lease ROU assets of $2 million and $4 million for the three months ended September 30, 2025 and 2024, respectively and (iii) contract costs related to facility abandonment of $0 and $2 million for the three months ended September 30, 2025 and 2024, respectively.
b)Represents expenses related to the integration of business acquisitions.
c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
d)Represents non-cash equity-based compensation expense and employer taxes paid related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout derivative liabilities during the periods.
f)Adjusted Operating Expenses excludes (i) legal and professional services costs (reversals) of $1 million and $(1) million for the three months ended September 30, 2025 and 2024, respectively. Adjusted EBITDA additionally excludes (i)

unrealized foreign exchange loss of $2 million and $14 million for the three months ended September 30, 2025 and 2024, respectively and (ii) non-service component of our net periodic pension cost related to our defined benefit pension plans of $2 million and $1 million for the three months ended September 30, 2025 and 2024, respectively.

Reconciliation of last twelve months Adjusted EBITDA:

	Three months ended				Last twelve months ended
(in $ millions)	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	September 30, 2025
Net (loss) income	$(14)	$75	$15	$(62)	$14
Interest income	(2)	(2)	(2)	(2)	(8)
Interest expense	22	24	23	24	93
Loss on early extinguishment of debt	—	2	—	—	2
Provision for income taxes	11	21	21	24	77
Depreciation and amortization	40	40	43	49	172
EBITDA	57	160	100	33	350
Restructuring, exit and related charges	3	4	13	31	51
Integration costs	4	5	3	4	16
Mergers and acquisitions	8	6	18	10	42
Equity-based compensation and related employer taxes	19	31	20	19	89
Fair value movement on earnout derivative liabilities	42	(74)	(32)	26	(38)
Other adjustments, net	(23)	9	11	5	2
Adjusted EBITDA	$110	$141	$133	$128	512

Reconciliation of net cash from operating activities to Free Cash Flow:

	Three months ended September 30,
(in $ millions)	2025	2024
Net cash from operating activities	$71	$85
Less: Purchase of property and equipment	(33)	(26)
Free Cash Flow	$38	$59

Reconciliation of Net Debt:

	As of
(in $ millions)	September 30, 2025	December 31, 2024	September 30, 2024
Current portion of long-term debt	$23	$19	$16
Long-term debt, net of unamortized debt discount and debt issuance costs	1,366	1,365	1,368
Total debt, net of unamortized debt discount and debt issuance costs	1,389	1,384	1,384
Less: Cash and cash equivalents	(427)	(536)	(524)
Net Debt	$962	$848	$860

LTM Adjusted EBITDA	$512	$478	$448
Net Debt / LTM Adjusted EBITDA	1.9x	1.8x	1.9x

Reconciliation of Full-Year 2025 Adjusted EBITDA Guidance and Full-Year 2025 Free Cash Flow Guidance

The Company’s full-year 2025 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

Adjusted EBITDA guidance for the year ending December 31, 2025 consists of expected net income (loss) for the year ending December 31, 2025, adjusted for: (i) interest expense - net of approximately $85 million; (ii) provision for income taxes of approximately $50-$60 million; (iii) depreciation and amortization of property and equipment of approximately $205 million; (iv) restructuring costs of approximately $70 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $60-$65 million; (vi) non-cash equity-based compensation and related employer taxes of approximately $90 million, and; (vii) other adjustments, including litigation and professional services costs, long-term incentive plan costs and non-service component of our net periodic pension benefit related to our defined benefit pension plans of approximately $25 million.

We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP for the year ending December 31, 2025 due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets, fair value movement on earnout derivative liabilities, foreign exchange gains (loss) and/or loss on early extinguishment of debt and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Free Cash Flow guidance for the year ending December 31, 2025 consists of expected net cash from operating activities of $210-240 million less purchase of property and equipment of $120-130 million.

We are unable to reconcile forward-looking Adjusted EBITDA to net income (loss) determined under U.S. GAAP for full-year 2026 because we cannot predict with reasonable certainty the reconciling items such as restructuring charges, integration expenses and costs related to mergers and acquisitions and integration expenses, non-cash equity-based compensation and related employer taxes or other adjustments.

Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this release are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of geopolitical conflicts, including the war in Ukraine and the conflicts in the Middle East, as well as related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the impact of the federal government shutdown that began in October 2025; (8) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (9) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (10) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (11) the effect of legal, tax and regulatory changes; (12) the impact of any future acquisitions including the integration of any acquisition; (13) costs related to, or the inability to recognize the anticipated benefits of our merger (the “Merger”) with CWT Holdings, LLC. ("CWT"); (14) risks related to the business of CWT or unexpected liabilities that arise in connection with the transaction or the integration of CWT including our ability to apply our procedures regarding internal controls over financial reporting to CWT; (15) the outcome of any legal proceedings that may be instituted against the Company in connection with the Merger; and other factors detailed in the Company's Form 10-K filed with the SEC on March 7, 2025 and in the Company's other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.